Exhibit 99.1

Adtalem Global Education Reaches Agreement to Sell Adtalem Educacional do Brasil to YDUQS in a Deal Valued At $465M

Divestiture further positions Adtalem as a workforce solutions provider, streamlines the company’s portfolio and enhances focus on opportunities in Medical & Healthcare and Financial Services markets

CHICAGO--(BUSINESS WIRE)--October 21, 2019--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced it has signed an agreement to sell its Brazilian portfolio, Adtalem Educacional do Brasil, to YDUQS, the second largest education company in Brazil. This transaction advances the company’s strategy to become a leading workforce solutions provider, aligning Adtalem’s portfolio to better address the global workforce skills gap and serve its markets in a more competitive and comprehensive way.

YDUQS has agreed to acquire the business in a transaction valued at 1.92 billion reais ($465 million at current exchange rates). IBMEC, Damásio and Wyden will retain and continue to operate under their current brands. The agreement is subject to certain terms and conditions, including anti-trust approval from Brazil’s Administrative Council of Economic Defense (CADE). The transaction is anticipated to be completed in the first half of fiscal 2021. As part of its capital allocation strategy, the company intends to use the proceeds of the sale for share repurchases and investments in organic and inorganic growth.

“We have been on a path to re-position Adtalem as a leading workforce solutions provider, and this transaction further streamlines our enterprise, reduces portfolio risk and complexity and advances exciting opportunities for growth and innovation in our Medical & Healthcare and Financial Services verticals,” said Lisa Wardell, Adtalem chairman and CEO. “Over the years, we grew IBMEC, Damásio and Wyden into premier educational institutions in Brazil through differentiated programs and superior student outcomes, and they will complement YDUQS’ existing portfolio. As a highly capable education provider in Brazil, YDUQS has the scale and resources to take to these institutions to the next level for our students and partners.”

Thiago Sayão, Adtalem Educacional do Brasil president, added, “I am confident in the future of these important educational brands. We have found a strategic partner for IBMEC, Damásio and Wyden, which will enable us to continue to serve our students at the highest levels.”

Adtalem’s Brazil assets, which make up all of Adtalem’s Business & Law segment, contributed $225.8 million in revenue in fiscal year 2019.

About YDUQS

YDUQS (B3: YDUQ3) is a leading Brazilian educational group focused on transforming lives through higher education. With 576,000 students across all Brazilian states, YDUQS is a pioneer in online learning and a leader in high-quality programs with its Medical and Law Schools. In 2018, revenues increased 7%, reaching 3.6 billion reais ($872 million).

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of Adtalem Educacional do Brasil (IBMEC, Damásio and Wyden institutions), American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Media Contact:
Ernie Gibble
ernie.gibble@adtalem.com
773-454-7132

Investor Contact:
John Kristoff
john.kristoff@adtalem.com
330-418-6082